BUNCE D. ATKINSON, ESQ.
ATKINSON & DeBARTOLO, P.C.
The Galleria, 2 Bridge Avenue
Building Two, Third Floor
P.O. Box 8415
Red Bank, New Jersey  07701
(732) 530-5300
BA9186
Attorneys for Debtor-in-Possession

                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY
                                     NEWARK
--------------------------------------------------------------------------------
                                                        CHAPTER 11
IN RE:                                                  CASE NO. 01-31034NLW

AZUREL, LTD. a/k/a Azurel Sales &
Distribution,  f/k/a Ben Rickert
Corporation,

                            Debtor.
--------------------------------------------------------------------------------

          FIRST MODIFIED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
                OF THE BANKRUPTCY CODE DESCRIBING REORGANIZATION
                 CHAPTER 11 PLAN PROPOSED BY DEBTOR AZUREL, LTD.
------------------------------------------------------------------------------

         PLEASE READ THIS DISCLOSURE STATEMENT CAREFULLY. THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THIS FIRST MODIFIED PLAN OF REORGANIZATION. THE PLAN PROPONENT BELIEVES THAT THIS PLAN OF REORGANIZATION IS IN THE BEST INTEREST OF THE CREDITORS AND THAT THE PLAN IS FAIR AND EQUITABLE. THE PROPONENT URGES THAT THE VOTER ACCEPT THE PLAN.

Dated:                              Proponent:AZUREL, LTD.

                                    By:       ________________________________
                                              EDWARD ADAMCIK, V.P. of Operations
                                                 TABLE OF CONTENTS

                                                                            Page

I.       INTRODUCTION      .        .       .        .        .        .      1
         A.       Purpose Of This Document  .        .        .        .      1
         B.       Confirmation Proceedings  .        .        .        .      3
                  1. Time and Place of the Confirmation Hearing  .     .      3
                  2. Deadline for Voting for or Against the Plan .        .   4
                  3. Deadline for Objecting to the Confirmation of the Plan   4
                  4. Identity of Person to Contact for More Information
                         Regarding the Plan        .        .        .        4
         C.       Disclaimer        .       .      .        .        .        4

II.      BACKGROUND        .        .       .        .        .        .      5
         A.       Description and History of the Debtor's Business     .      5
         B.       Principals/Affiliates of Debtor's Business  .        .      5
         C.       Management of the Debtor Before and After the Bankruptcy    6
         D.       Events Leading to Chapter 11 Filing.        .        .      6
         E.       Significant Events During the Bankruptcy    .        .      7
                  1. Bankruptcy Proceedings    .        .     .        .      7
                  2. Other Legal Proceedings   .        .     .        .      8
                  3. Actual and Projected Recovery of Preferential or
                         Fraudulent Transfers      .        .        .        8
                  4. Procedures Implemented to Resolve Financial Problems .   8
                  5. Current and Historical Financial Conditions .        .   8

III.     SUMMARY OF THE PLAN OF REORGANIZATION       .        .        .      9
         A.       What Creditors and Interest Holders Will Receive Under the
                                    Proposed Plan    .        .        .      9
         B.       Unclassified Claims       .        .        .        .      9
                  1.       Administrative Expenses and Fees   .        .      9
                  2.       Priority Tax Claims       .        .              11
         C.       Classified Claims and Interests    .        .        .     13
                  1.       Classes of Secured Claims .        .        .     13
                  2.       Classes of Priority Unsecured Claims.       .     14
                  3.       Class of General Unsecured Claims  .        .     15
                  4.       Classes of Interest Holders        .        .     16
         D.       Means of Execution        .        .        .        .     16
                  1.       Funding for the Plan      .        .        .     16
                  2.       Post-Confirmation Management       .        .     17
                  3.       Disbursing Agent .        .        .        .     17

         E.       Other Provisions of the Plan       .        .        .     17
                  1.       Executory Contracts and Unexpired Leases    .     17
                  2.       Changes in Rates Subject to Regulatory Commission
                                    Approval.        .        .        .     17
                  3.       Retention of Jurisdiction .        .        .     17
                  4.       Procedures for Resolving Contested Claims   .     18
                  5.       Effective Date   .        .        .        .     18
                  6.       Modification     .        .        .        .     18
         F.       Tax Consequences of Plan  .        .        .        .     18
         G.       Risk Factors      .       .        .        .        .     19

IV.      CONFIRMATION REQUIREMENTS AND PROCEDURES    .        .        .     20
         A.       Who May Vote or Object    .        .        .        .     21
                  1.       Who May Object to Confirmation of the Plan  .     21
                  2.       Who May Vote to Accept/Reject the Plan      .     21
                           a)       What is an Allowed Claim/Interest  .     21
                           b)       What is an Impaired Claim/Interest .     22
                  3.       Who is not Entitled to Vote        .        .     22
                                  ---
                  4.       Who Can Vote in More Than One Class.        .     23
                  5.       Votes Necessary to Confirm the Plan.        .     23
                  6.       Votes Necessary for a Class to Accept the Plan    23
                  7.       Treatment of Nonaccepting Classes  .        .     23
                  8.       Request for Confirmation Despite Nonacceptance by
                                    Impaired Classes .        .        .     24
         B.       Liquidation Analysis      .        .        .        .     24
         C.       Feasibility       .       .        .        .        .     26

V.       EFFECT OF CONFIRMATION OF PLAN     .        .        .        .     27
         A.       Discharge         .       .        .        .        .     27
         B.       Re-vesting of Property in the Debtor        .        .     28
         C.       Modification of Plan      .        .        .        .     28
         D.       Post-Confirmation Conversion/Dismissal      .        .     28

                                 I. INTRODUCTION

     Azurel, Ltd. is the Debtor in a Chapter 11 bankruptcy case. On February 2, 2001, Azurel, Ltd. commenced a bankruptcy case by filing a Voluntary Chapter 11 Petition under the United States Bankruptcy Code ("Code"), 11 U.S.C. 101, et. seq. Chapter 11 of the Code allows the Debtor, and under some circumstances, creditors and other parties in interests, to propose a Plan of Reorganization ("Plan"). The Plan may provide for the Debtor to reorganize by continuing to operate, to liquidate by selling assets of the estate, or a combination of both. Azurel, Ltd. is the party proposing the Plan sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE PLAN, WHICH IS ANNEXED HERETO AS EXHIBIT "A".

     This is a reorganizing Plan. In other words, the Proponent seeks to accomplish payments under the Plan by obtaining $200,000.00 from the secured creditor, Damon Testaverde in exchange for stock, future income, and by providing creditors with a cash payment or shares of stock of the reorganized Debtor in exchange for debt. The Effective Date of the proposed Plan is the date on which the Order of Confirmation becomes a final unappealable Order.

A.       Purpose of this Document.
         ------------------------
         This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Court follows in determining whether or not to confirm the Plan.

                    READ THIS DISCLOSURE STATEMENT CAREFULLY
                           IF YOU WANT TO KNOW ABOUT:

         1.       WHO CAN VOTE OR OBJECT.

         2. THE  PROPOSED TREATMENT OF YOUR CLAIM  (i.e., what your  claim  will
     receive  if the Plan is confirmed), AND HOW THIS TREATMENT COMPARIES   TO
     WHAT YOU WOULD RECEIVE IN LIQUIDATION.
         3. THE HISTORY OF THE DEBTOR AND SIGNIFICANT EVENTS DURING THIS BANKRUPTCY.
         4. WHAT THE COURT WILL CONSIDER WHEN DECIDING WHETHER TO CONFIRM THE PLAN.
         5. THE EFFECT OF CONFIRMATION.
         6. THE FEASIBILITY OF THE PLAN.
         This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you.
                  Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.
                  Code Section 1125 requires a Disclosure Statement to contain "adequate information" concerning the Plan. The terms "adequate information" is defined in Code Section 1125(a) as "information of a kind, and in sufficient detail", about a Debtor and its operations "that would enable a hypothetical reasonable investor typical of holders of claims or interests" of the Debtor to make an informed judgment about accepting or rejecting the Plan. The Bankruptcy Court ("Court") has determined that the information contained in this Disclosure Statement is adequate, and it has approved this document in accordance with Code
Section 1124.
                  This Disclosure Statement is provided to each creditor whose claim has been scheduled by the Debtor, or who has filed a Proof of Claim

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

against the Debtor and to each interest holder of record as of the date of approval of this Disclosure Statement. Under the Bankruptcy Code, your acceptance of the Plan may not be solicited unless you receive a copy of this Disclosure Statement prior to or concurrently with such solicitation.
B.       Confirmation Procedures.
         Persons Potentially Eligible to Vote on the Plan. In determining acceptance of the Plan, votes will only be counted if submitted by a creditor whose claim is duly scheduled by the Debtor as undisputed, non-contingent and un-liquidated, or who, prior to the hearing on confirmation of the Plan, has filed with the Court a Proof of Claim which has not been disallowed or suspended prior to computation of the votes on the Plan. All shareholders of records as of the date of approval of this Disclosure Statement may vote on the Plan. The Ballot Form that you received does not constitute a Proof of Claim. If you are uncertain whether your claim has been correctly scheduled, you should check the Debtor's Schedules, which are on file at the Office of the Clerk of the Bankruptcy Court located at: United States Bankruptcy Court, U.S. Courthouse, 50 Walnut Street, Newark, New Jersey. The Clerk of the Court will not provide this information by telephone.

         THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON THE DEBTOR AND ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

         1.       Time and Place of the Confirmation Hearing. The  hearing  at
which  the  Court  will   determine whether to confirm  the Plan will take place
on ____________ at the United States Bankruptcy Court, 50 Walnut Street, Third Floor, Newark, New Jersey in Courtroom ____.

         2. Deadline for Voting for or Against the Plan. If you are entitled to vote, it is in your best interest to timely vote on the enclosed Ballot and return the Ballot in the enclosed envelope to Clerk, United States Bankruptcy Court, M.L. King, Jr. Federal Building & Courthouse, 50 Walnut Street, Newark, New Jersey 07102, with copies to Atkinson & DeBartolo, P.C., P.O. Box 8415, Red Bank, New Jersey 07701.
Your Ballot must be received by _________________ or it will not be counted.
         3. Deadline for Objecting to the Confirmation of the Plan. Objections to the confirmation of the Plan must be filed with the Court and served upon Atkinson & DeBartolo, P.C., P.O. Box 8415, Red Bank, New Jersey 07701 attorneys for the Debtor by _______________.
         4. Identity of Person to Contact for More Information Regarding the Plan. Any interested party desiring further information about the Plan should contact Atkinson & DeBartolo, P.C., P.O. Box 8415, Red Bank, New Jersey 07701; telephone number (732) 530-5300, and Mitchell Malzberg, Esq., Law Offices of Steven J. Mitnick, 29 Race Street, Frenchtown, New Jersey 08825; telephone number (908) 996-7743, attorneys for the Unsecured Creditors Committee.
C.       Disclaimer.
         The financial data relied upon in formulating the Plan is based on the Debtor's books and records, financial statements, including projections, and the 10Ks filed with the Security and Exchange Commission. The information contained in this Disclosure Statement is provided by Edward Adamcik, Vice President of Operations, Steven Ladas, accountant, Virginia Sourlis, Esq., special counsel for the Security and Exchange Commission matters, and Damon Testaverde, a secured creditor, who is funding the Plan. The Plan Proponent represents that everything stated in the Disclosure Statement is true to the Proponent's best knowledge.
         PLEASE NOTE THAT THE APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A RULING ON THE MERITS, FEASIBILITY OR DESIREABILITY OF THE PLAN.
                                 II. BACKGROUND
A.       Description and History of the Debtor's Business.
         The Debtor is a wholesale distributor of fragrances and beauty color kits, which have been supplied to retail stores and the secondary retail market. The brands owned by the Debtor are Privilege, Benanadre and Ben Rickert. Privilege is a well-established fragrance that at one time as sold in the high-end retail trade. In recent years it was exclusively sold at J.C. Penney's and developed a loyal customer following. The brand is a traditional fragrance that includes a 3.3 ounce bottle and a 1.7 ounce bottle, which sell at the retail level for $37.50 and $27.50 respectively. The Privilege brand also has a powder and a soap line. The Benanadre brand of bath and body products was sold exclusively through the J.C. Penney's. Ben Ricket has been a leading name in the bath and beauty industry for over 28 years. The Debtors owns all of the rights and trademarks to the name. During the preceding two years, the company has sold various color kits in the mass retail market. The Debtor has been in this business since June 26, 1995.
B.       Principals/Affiliates of Debtor's Business.
         The Debtor is a publicly traded corporation with 6,911,796 shares of outstanding common stock, 2,037,587 shares of preferred stock, and 2,207,100 of warrants for the purchase of the shares of common stock. The only officer of the corporation presently receiving a salary is Edward Adamcik, Vice President of Operations, who is not a shareholder.
C.       Management of the Debtor Before and After the Bankruptcy.
         The Board of Directors and its President managed the Debtor. The Debtor will continue to be managed by its Board of Directors. Edward Adamcik, Vice President of Operations, will manage day-to-day operations. Brian Bookmeyer, a member of the Board of Directors, will continue to be President of the corporation.
D.       Events Leading to Chapter 11 Filing.
         ------------------------------------
         Here is a brief summary of the circumstances that led to the filing of this Chapter 11 case. In March 2000, representatives of the company met with the NASDAQ Security Qualifications Panel. On April 28, 2000, the Panel determined to de-list the company's security for public interest concerns. The company subsequently applied for and has been listed on the Bulletin Board. In May 2000, because of its financial difficulties, the company sold its Private Label Group, which consisted of subsidiaries acquired in August 1996 from Michael J. Assante. As a result of the sale, the Debtor received $886,000.00, a $1,800,000.00 Note and a $400,000.00 Note. The $400,000.00 Note has been paid, and the $1,800,000.00 Note was pledged as replacement collateral to TEK Insight, which previously had a lien on the Debtor's interest in Private Label Group. During the Year 2000, the Debtor had net sales of $2,565,488.00, which was a decline of $2,193,225.00 from the Year 1999. Sales decreased due to increased competitive pressure and the company's decision to discontinue its bath and body products. The cost of goods sold was $3,547,111.00 or 138 percent of the net sales. The decrease in gross profit percentage during the Year 2000 was related to the sales of close-out merchandise and the disposal of obsolete inventory. Selling, general and administrative expenses for the Year 2000 increased. As a result of the increase of cost of goods sold, the decline in sales and the costs of selling general and administrative expenses, the company experienced financial difficulties. It was unable to pay its bills as they became due, and was unable to pay its rent. As a result of a lawsuit, a receiver was appointed during the last week of January 2001, and the landlord asserted that the Lease had been terminated and obtained an Order for possession of the Debtor's premises. This precipitated the filing of the Chapter 11 case.
E.       Significant Events During the Bankruptcy.
         1.       Bankruptcy Proceedings.   The  following  is a  chronological
list of  significant  events  that occurred during this case.
                  a)         The landlord, Dowell Associates, obtained an Order
on February 20, 2001 compelling surrender of the leased premises. The Debtor arranged for an orderly removal and relocation of its business at a reduced rent.
                  b)       The Court  has  approved  the  employment  of  the
following professionals: Atkinson & DeBartolo, P.C., attorneys for the Debtor; Virginia Sourlis, Esq., special counsel for the Debtor; Steven Ladas, accountant for the Debtor; A. Atkins Appraisal as appraiser for the Debtor; Steven Mitnick, attorney for the Unsecured Creditors Committee.
                  c)       On February 20, 2001,  the  Debtor's  application to
obtain  post-Petition  financing was denied.
                  d)       On  March 22,  2001,  the Debtor's motion  to  sell
personal property was granted.
                  e)       In August  2001,  the  Debtor  agreed to enter into a
Consent Order with the Unsecured Creditors Committee and the Office of the United States Trustee to file a Disclosure Statement and Plan of Reorganization no later than September 25, 2001. Damon Testaverde, a secured creditor, has agreed to guarantee payment to the estate of any net operating loss during the months of August, September and October 2001.
Currently, there are no significant adversary proceedings or motions still pending.
         2. Other Legal Proceedings. In addition to the proceedings discussed above, the Debtor is currently involved in the following non-bankruptcy legal proceedings: None.
         3.       Actual and Projected Recovery of Preferential or Fraudulent
Transfers.There   are  no  presently pending preference or fraudulent conveyance actions.  It is not anticipated that the Debtor will file any.
         4.         Procedures Implemented to Resolve Financial Problems.
 In an effort to remedy the problems that led to the bankruptcy filing, Debtor has implemented the following procedures: The Debtor has reduced its monthly rental from approximately $34,000.00 to approximately $3,000.00 per month. Additionally, the Debtor has eliminated employees and all officer salaries, except for Edward Adamcik, Vice President of Operations. The Debtor has restructured its business so that it will act as a middleman and enter into Contracts with third parties to provide for the production of goods to be sold and the delivery of the goods to be sold to the retail markets.
         5. Current and Historical Financial Condition. During the month of February 2001, following the filing of the Petition, the Debtor deposited $151,752.00 into its account and had net disbursements of $123,348.00. It had current assets of cash of $24,143.78, net accounts receivable of $289,042.47, net inventory at cost of $356,740.33 and other current assets of $8,704.00. Its total current assets were $678,630.58. During the months of March, April, May, June, July and August 2001, the Debtor continued its operations. The most recent Monthly Operating Report for the month of August 2001 indicated that as of the month's end, it had cash on hand in its operating account of $39,065.00, deposits in the payroll account of $3,141.00, and $40,811.00 in its tax account. A copy of the Monthly Operating Report dated September 14, 2001 with the Schedule of Cash Receipts and Disbursements and the consolidated financial statements is attached as Exhibit "B". Also attached as Exhibit "C" is a copy of the 10Q filed with the Security and Exchange Commission during the Spring of 2001.
                   III. SUMMARY OF THE PLAN OF REORGANIZATION
A. What Creditors and Interest Holders Will Receive Under the Proposed Plan. The Plan classifies claims and interests in various classes. The
Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive.
B.       Unclassified Claims.
         Certain types of claims are not placed into voting classes. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Proponent has not placed the following claims in a class:
         1. Administrative Expenses and Fees. Administrative expenses are claims for fees, costs or expenses of administering the Debtor's Chapter 11 case, which are allowed under Code Section 507(a)(1), including all professional compensation requests pursuant to Sections 330 and 331 of the Code. The Code requires that all administrative expenses, including fees payable to the Bankruptcy Court and the Office of the United States Trustee, which were incurred during the pendency of the case must be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

     The following chart lists the Debtor's unpaid administrative fees and expenses ("Compensation"), an estimate of future professional fees and other administrative claims and fees and their treatment under the Plan:


             NAME                    AMOUNT ESTIMATED                 TREATMENT                  TYPE OF CLAIM
             ----                    ----------------                 ---------                  -------------

Atkinson & DeBartolo, P.C.      $50,000.00                   Payment  paid  in  full  on  Attorney's fees
                                                             the effective date.
Virginia K. Sourlis, Esq.       $6,000.00                    Payment  paid  in  full  on  Attorney's fees.
                                                             the effective date
Steven Ladas                    $8,000.00                    Paid in  full on  effective  Accounting fees
                                                             date
Steven Mitnick, Esq.            $15,000.00                   Paid in  full on  effective  Attorney's fees
                                                             date
Bederson & Company,  attorneys  $15,000.00                   Paid in  full on  effective  Accounting fees
for unsecured creditors                                      date
Clerk's Office Fees             $500.00                      Paid in  full on  effective
                                                             date
Office of U.S. Trustee Fees     $1,000.00                    Paid in  full on  effective
                                                             date
State of New Jersey             $1,162.18                    Sales tax of  $162.18 to be  Taxes
                                                             paid   upon   confirmation.
                                                             $1,000.00         corporate
                                                             business  tax  to  be  paid
                                                             following   the  filing  of
                                                             the   tax    return.    The
                                                             correct   amount   will  be
                                                             paid.
                                TOTAL:  $96,662.18


                  Court Approval of Professional Compensation Required.
Pursuant to the Bankruptcy Code, the Court must rule on all
professional compensation and expenses listed in this chart before the compensation and expenses will be owed. The professional in question must file and serve a properly noticed Fee Application for compensation and reimbursement of expenses and the Court must rule on the Application. Only the amount of compensation and reimbursement of expenses allowed by the Court will be owed and are required to be paid under this Plan as an administrative claim.
                  Each professional person who asserts a further administrative claim that accrues before the confirmation date shall file with the Bankruptcy Court and serve on all parties required to receive notice an application for compensation and reimbursement of expenses no later than thirty (30) days after the Effective Date of the Plan. Failure to file such an Application timely shall result in the professional person's claim being forever barred and discharged. Each and every other person asserting an administrative claim shall be entitled to file a motion for allowance of the asserted administrative claim within ninety (90) days of the Effective Date of the Plan, or such administrative claim shall be deemed forever barred and discharged. No motion or applicant is required to fix the fees payable to the Clerk's Office or the Office of the United States Trustee. Such fees are determined by statute.
                  As indicated above the Debtor will need to pay $95,500.00 worth of administrative claims and fees on the Effective Date of the Plan unless a claimant has agreed to be paid later or the Court has not yet ruled on the claims.
         2.         Priority Tax Claims.   Priority tax claims are certain
unsecured income, employment and other taxes described by Code Section 507(a)(8). The Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments over a period not exceeding six (6) years from the date of the assessment of such tax.
                  The following charge lists all of the Debtor's Section 507(a)(8) priority tax claims and their treatment under the Plan:


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


              Description                             Amount Owed                             Treatment

o        Name  =  N.Y.  State  Dept  of  $17,223.87                             o        Pymt interval = Quarterly
         Taxation and Finance                                                   o        Pymt      amt/interval     =
o        Type of tax = Withholding  and                                                  $1,053.36
         sales tax                                                              o        Begin date = Effective  date
o        Date  tax   assessed  =  Sales                                                  of confirmation
         tax,    February   29,   2000;                                         o        End date = 60  months  after
         Withholding tax,  February 16,                                                  confirmation
         2000,   September   30,  1999,                                         o        Interest rate = 8%
         December 31, 1999                                                      o        Total Payout = 100%
                                                                                               Amount = $21,067.20
o        Name = IRS                      $7,500.00                              o        Pymt interval = Quarterly
o        Type of tax = Withholding  and                                         o        Pymt amt/interval = $709.20
         Corporate income and FUTA                                              o        Begin date = Effective  date
o        Date    tax     assessed     =                                                  of confirmation
         Withholding,    January    31,                                         o        End   date   =   48   months
         2001;  Corporation  income and                                                  following confirmation
         FUTA, December 31, 1999                                                o        Interest rate = 8%
                                                                                o        Total Payout = 100%
                                                                                               Amount = $8,510.40
o        Name = IRS                      $350,000.00                            o        Pymt interval = Quarterly
o        Type  of  tax  =  Withholding,                                         o        Pymt      amt/interval     =
         2nd,  3rd,  4th quarter  1999,                                                  $21,404.85
         and FICA                                                               o        Begin  date = 90 days  after
o        Date tax  assessed  =  January                                                  confirmation
         2000                                                                   o        End   date   =   60   months
                                                                                         following confirmation
                                                                                o        Interest rate = 8%
                                                                                o        Total Payout = 100%
                                                                                o        Amount = $428,097.00
o        Name=State   of  NJ,  Div.  of  $10,536.41                             o        Pymt interval = Quarterly
         Employer accounts                                                      o        Pymt amt/interval = $557.09
o        Type  of  tax =  Unemployment,                                         o        Begin date = Effective  date
         compensation  and  disability.                                                  of confirmation
         2nd,  3rd, 4th quarters  1999;                                         o        End date = 60 months
         1st,  2nd,  3rd,  4th quarters                                         o        Interest rate = 8%
         2000; first quarter 2001                                               o        Total Payout = 100%
o        Date tax  assessed  = February                                         o        Amount = $13,370.16
         2, 2001
o
         New  York  State,   Department  of  $3,284.62                          o        Pymt interval = Quarterly
         Labor,  Unemployment Insurance                                         o        Pymt amt/interval = $200.88
         Division                                                               o        Begin date = Effective  date
o        Type  of  tax  =  Unemployment                                                  of confirmation
         insurance taxes                                                        o        End date = 60 months
o        Date of  assessment  =  August                                         o        Interest rate = 8%
         9, 2001                                                                o        Total Payout = 100%
12


                                                                                o        Amount = $4,017.60

o        State of New Jersey,  Division  $21,101.31                             o        Pymt interval = Quarterly
         of Taxation                                                            o        Pymt      amt/interval     =
o        Type  of  tax =  Gross  income                                                  $1,290.49
         tax,    third   quarter   2000                                         o        Begin date = Effective  date
         through  fourth  quarter 2000,                                                  of confirmation
         estimated amounts                                                      o        End date = 60 months
o        Date of  assessment  =  August                                         o        Interest rate = 8%
         1, 2001                                                                o        Total Payout = 100%
                                                                                o        Amount = $25,809.80
o        Internal Revenue Service        $16,500.00                             o        Payment     in    full    on
o        Type  of  tax =  941,  January                                                  effective date of the Plan
         31, 2001
o        Commonwealth of Pennsylvania    $1,016.22                              o        Pymt  interval  = Payment in
o        Type  of tax =  Corporate  tax                                                  full  on  effective  date of
         fourth  quarter  1999,  fourth                                                  confirmation.
         quarter   2000,   and   fourth
         quarter     2001,     employer
         withholding   fourth   quarter
         1999


C.       Classified Claims and Interests.
         1. Classes of Secured Claims.Secured claims are claims secured by liens on property of the estate. The following chart lists all classes of creditors containing the holders of the Debtor's secured pre-Petition claims and their treatment under this Plan:



   CLASS #                 DESCRIPTION                 INSIDERS       IMPAIRED                  TREATMENT
   -------                 -----------                 --------       --------                  ---------
                                                         Y/N            Y/N

1              Secured Claim of:                                                   o        Pymt interval = N/A
               o        Name = International  Smart  No            Yes             o        Pymt amt/interval = N/A
                        Sourcing, Inc.                                             o        Balloon pymt = N/A
               o        Collateral   description  =                                o        Begin date = N/A
                        Raw   materials,   work  in                                o        End date = N/A
                        progress and inventory                                     o        Interest rate % = N/A
               o        Collateral      value     =                                o        Total payout ____% N/A
                        $215,000.00                                                o        Treatment  of  lien  = This
               o        Claimed     Priority     of                                         creditor    will    receive
                        security interest = first                                           three  shares  of  stock in
               o        Principal       owed      =                                         the  reorganized  Debtor in
                        $560,947.94                                                         exchange  for  each  dollar
               o        Pre-Petition  arrearage amt                                         owed.  It will not retain a
                        = N/A                                                               secured claim.
               o        Post-Petition     arrearage
                        amt = N/A
                             Total claim amount =
                             $560,947.94


13




2              Secured Claim of:                                                   o        Pymt interval = N/A
               o        Name = Damon Testaverde      No            Yes.            o        Pymt amt/interval = N/A
               o        Collateral   description  =                                o        Balloon pymt = N/A
                        Trademark      name     for                                o        Begin date = N/A
                        Privilege & Benandre                                       o        End date = N/a
               o        Collateral value = Unknown                                 o        Interest rate % = N/A
               o        Claimed     Priority     of                                o        Total payout ____% = N/A
                        security interest = first                                  o        Treatment  of  lien  = This
               o        Principal       owed      =                                         creditor    will    receive
                        1,100,000.00                                                        three  shares  of  stock in
               o        Pre-Petition  arrearage amt                                         the  reorganized  Debtor in
                        =                                                                   exchange  for  each  dollar
               o        Post-Petition     arrearage                                         owed.  It will not retain a
                        amt =                                                               secured claim.
                             Total claim amount =


3              Secured Claim of:                     No            Yes             o        Pymt interval = N/A
               o        Name = TEK Insight, Inc.                                   o        Pymt amt/interval = N/A
               o        Collateral   description  =                                o        Balloon pymt = N/A
                        PLC Note                                                   o        Begin date = N/A
               o        Collateral      value     =                                o        End date = N/A
                        $1,800,000.00                                              o        Interest rate % = N/A
               o        Claimed     Priority     of                                o        Total payout ____% = N/A
                        security interest =                                        o        Treatment  of  lien  = This
               o        Principal       owed      =                                         creditor  will  receive the
                        $1,823,833.16                                                       PLC     Note     in    full
               o        Pre-Petition  arrearage amt                                         settlement of its claim
                        = N/A
               o        Post-Petition     arrearage
                        amt =  N/A
                             Total claim amount =
                             $1,823,833.16

         2.         Classes of Priority Unsecured Claims.         Certain
priority claims that are referred to in Code Sections 507(a)(3), (4), (5), and
(6) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Code requires that each holder of such a claim receive cash on the effective date equal to the allowed amount of such claims. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the effective date, equal to the allowed amount of such claims.

14

         3.       Class of General Unsecured Claims. General  unsecured  claims
are  un-collateralized  claims not entitled  to  priority   under  Code  Section
507(a).  The  following  chart  identifies  this Plan's  treatment of the class containing all of Debtor's general unsecured claims:

   CLASS #               DESCRIPTION                      IMPAIRED                          TREATMENT
   -------               -----------                      --------                          ---------
                                                            Y/N

4              General unsecured claims          Yes,  "Impaired  claims in  o        Pymt interval = N/A
               o        Total  amt of  claims =  this  class  are  entitled  o        Pymt amt/interval = N/A
                         $2,826,682.20,          to vote on the Plan."       o        Begin date = N/A
                         however,  as a  result                              o        End date = N/A
                         of  duplicate  claims,                              o        Interest rate % = N/A
                         and    claims    which                              o        Total  payout % =  This Class Debtor will seek
                         to modify, the Debtor                                        of creditors  will  have  the alternative  of
                         believes   the  claims                                       receiving  one share of  common  stock of the
                         total $1,765,710.94                                          reorganized Debtor for each dollar owed to the
                                                                                      creditor, or  in  the alternative, it may
                                                                                      elect within 30 days of the effective  date of
                                                                                      the Plan to receive an initial cash payment
                                                                                      equal to 10 percent of the amount owed to the
                                                                                      creditor. Payment would be made 60 days after
                                                                                      the  effective date of the Plan. The creditor
                                                                                      would receive additional distributions of 10
                                                                                      percent 90 days following the end  of the
                                                                                      second year following confirmation, 10 percent
                                                                                      90 days after the third year following
                                                                                      confirmation, and 15 percent 90 days after the
                                                                                      fourth year following confirmation for a total
                                                                                      distribution of 45 percent.Creditors who elect
                                                                                      to receive shares of stock will in addition
                                                                                      receive 10 percent of their  claim 90 days
                                                                                      following the second year after confirmation,
                                                                                      5 percent 90 days  after  the  third  year
                                                                                      following confirmation, and 5 percent 90 days
                                                                                      after the fourth year following confirmation
                                                                                      for a total distribution of $.20  plus the
                                                                                      share of stock. If creditors do not elect to
                                                                                      receive cash on the Ballot,  they  will  be

15

                                                                                      deemed to have elected to receive the shares
                                                                                      of stock. The unsecured creditors' claim for
                                                                                      distribution shall be secured  by a security
                                                                                      interest on the trademarks of the Debtor
                                                                                      known as  Privilege and Benanadre. The Plan
                                                                                      will be deemed to have been substantially
                                                                                      consummated when all payments have been made.



         4. Class(es) of Interest Holders. Interest holders are the parties who hold ownership interest (i.e., equity interest) in the Debtor. If the Debtor is a corporation, entities holding preferred or common stock in the Debtor are interest holders. If the Debtor is a partnership, the interest holders include both general and limited partners. If the Debtor is an individual, the Debtor is the interest holder. The following chart identifies the Plan's treatment of the classes of common stock holders, preferred stock holders and holders of warrants:


-------------- ------------------------------------ ------------------------- ----------------------------------------
   CLASS #                 DESCRIPTION                    IMPAIRED Y/N                       TREATMENT
   -------                 -----------                    ------------                       ---------

-------------- ------------------------------------ ------------------------- ----------------------------------------
5              Interest  holders,  6,911,796 share  No,   claims   in   this  Retain shares of common stock
               of common stock                      class  are not  entitled
                                                    to  vote  on  the  Plan,
                                                    classes  deemed  to have
                                                    accepted the Plan
-------------- ------------------------------------ ------------------------- ----------------------------------------
6              Interest holders,  2,037,587 shares  Yes,   claims   in  this  This  class will  receive  one share of
               of preferred stock                   class  are  entitled  to  common   stock  in  exchange  for  each
                                                    vote on the Plan          share of preferred stock
-------------- ------------------------------------ ------------------------- ----------------------------------------

7              Interest  holders,  2,207,100 stock  No,   claims   in   this  The warrants  shall remain  outstanding
               warrants                             class  are not  entitled  and   shall   be   authorized   to   be
                                                    to  vote  on  the  Plan,  exercised at the warrant  price,  which
                                                    classes  deemed  to have  is  $4.50  per  share.   The   warrants
                                                    accepted the Plan         expire on July 3, 2003
-------------- ------------------------------------ ------------------------- ----------------------------------------

D.       Means of Effectuating the Plan.
         1.        Funding the Plan. The Plan will be funded by the following:
The Plan will be funded by Damon Testaverde delivering to the Debtor $200,000.00 for the payment of administrative claims and unsecured claimants who elect to receive 10 percent of the amount of their claims rather than shares of stock in the reorganized Debtor. Damon Testaverde will receive ten shares of stock for each dollar paid to the reorganized Debtor.
         2. Post-Confirmation Management. Management of the Debtor will remain with the Board of Directors of the Debtor. The Board of Directors consists of Brian Bookmeyer and Norman Greif. Edward Adamcik, Vice President of Operations, will manage the day-to-day operations.
         3. Disbursing Agent. Atkinson & DeBartolo, P.C. shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall be compensated as set forth in the Plan.
E.       Other Provisions of the Plan.
         1.      Executory Contracts and Unexpired Leases.     The Plan
provides that all Executory Contracts and Unexpired Leases, except for those specifically assumed by the Debtor in writing or previously assumed by Court Order, shall be deemed rejected. All Proofs of Claim with respect to claims arising from said rejection must be filed with the Bankruptcy Court within the earlier of (i) the date set forth for filing claims in any order fo the Bankruptcy Court approving such rejection; or (ii) thirty (30) days after the Confirmation Date. Any such claims, proofs of which are not filed timely will be barred forever from assertion.
         2. Changes in Rates Subject to Regulatory Commission Approval. This Debtor is not subject to governmental regulatory commission approval of its rates. However, the Debtor is a publicly traded corporation and must file Reports with the Security and Exchange Commission.
         3. Retention of Jurisdiction.The Court will retain jurisdiction as provided in Section III of the Plan.

         4. Procedures for Resolving Contested Claims. The Debtor and/or the Disbursing Agents shall have sixty (60) days subsequent to confirmation to object to the allowance of claims. The Proponent has reviewed the claims that have been filed. The Proponent intends to object to the following number and amounts of claims in each class. The Debtor intends to file an objection to one priority claim totaling $7,500.00. This is the claim of the IRS, which is an estimated claim and the State of New Jersey, which are estimated claims. The Debtor will file the appropriate tax returns and cause the claims to be adjusted accordingly. In the unsecured class the Debtor intends to object to $1,060,971.26 of claims consisting of 22 duplicate claims or claims the Debtor will dispute as to the amount owed. The Debtor will also object to an administrative Proof of Claim filed by American Casualty Company of Reading, PA in the sum of $50,000.00. The claim asserts moneys due as a result of a payment by the surety to the United States Custom Services pursuant to a payment bond of Ben Rickert, Inc. originally dated October 3, 1985. The Debtor Azurel, Ltd. is not responsible for the obligations of Ben Rickert, Inc. The Debtor formed Ben Rickert Corp. following its purchase of the assets of Ben Rickert, Inc. from the secured creditor pursuant to an Article 9 sale.
         5.       Effective Date.   The  Plan  will  become effective  on  the
Effective Date, which is the date on which the Order of Confirmation becomes final.
         6.       Modification.   The Plan Proponent may alter, amend or modify
the Plan at any time prior to the Confirmation Date, and thereafter, as provided in Section 1127(b) of the Bankruptcy Code.
F.       Tax Consequences of Plan.
         CREDITORS AND INTEREST HOLDERS CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY SHOULD CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR

ADVISORS. The following disclosure of possible tax consequences is intended solely for the purpose of alerting readers to possible tax issues this Plan may present to the Debtor. The Proponent CANNOT and DOES NOT represent that the tax consequences contained below are the only tax consequences of the Plan, because the Tax Code embodies many complicated rules that make it difficult to state completely and accurately all the tax implications of any action.
         The following are the tax consequences that the Plan will have on the Debtor's tax liability: The Debtor does not believe there will be any tax consequences as a result of the confirmation of the Plan.
G.       Risk Factors.
         The following discussion is intended to be a non-exclusive summary of certain risks attendant upon the consummation of the Plan. You are encouraged to supplement this summary with your own analysis and evaluation of the Plan and Disclosure Statement, in their entirety, and in consultation with your own advisors. Based on the analysis of the risks summarized below, the Plan Proponent believes that the Plan is viable and will meet all requirements of confirmation. Following confirmation, the Debtor will receive $200,000.00 from Damon Testaverde to fund the Plan. It intends to expand and revitalize its business. Initially, it will obtain the original bottles for the Privilege product and introduce a new body lotion and foaming gel as a complement to the line. It intends to enter into Distribution Agreements and develop a complete line of Benanadre products, including a foaming gel, a moisturizing body lotion, body sloughing cream, bath crystals, triple mild soap and a Benanadre cologne spray. With regard to its Ben Rickert line, the company intends to obtain a new source of bath and body products that can be branded utilizing the Ben Rickert name and introduced to distribution channels, including sales on the internet possibly through the Home Shopping Network. The company also intends to develop a new line known as Miami Colors, which will consist of mascara, eye shadow, glitter makeup, lipstick, fragrances, soaps and nail polish for younger women. It also intends to develop a new men's line in the third year following confirmation, which would consist of deodorant, moisturizing lotion, aftershave balm, shower gel, soaps, and an anti-aging wrinkle cream. With the company's current low overhead structure and the reintroduction of its national brands, it believes that it can be profitable in the first year of operation. Attached as Exhibit "D" are forecasts for the Years 2002, 2003 and 2004, together with the anticipated unit sales for each year. Once profitability is attained, the company will seek an investment banking relationship that will utilize its public status to obtain additional capital resources. If the Debtor is not successful in its future operations, the shares of stock that are currently trading at between $.10 and $.15 per share might be rendered worthless.
                  IV. CONFIRMATION REQUIREMENTS AND PROCEDURES
         PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about basic confirmation issues they may wish to consider, as well as certain deadlines for filing claims. The proponent CANNOT and DOES NOT represent that the discussion contained below is a complete summary of the law on this topic.
         Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, that creditors or interest holders have accepted the Plan, that the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, and that the Plan is feasible. These requirements are not the only requirements for confirmation.
A.       Who May Vote or Object.
         1.       Who May Object to Confirmation of the Plan. Any   party   in
interest may object to the confirmation of the Plan, but as explained below, not everyone is entitled to vote to accept or reject the Plan.
         2.       Who May Vote to Accept/Reject the Plan.       A creditor or
interest holder has a right to vote for or against the Plan, if that creditor or interest holder has a claim that is both (1) allowed or allowed for voting purposes; and (2) classified in an impaired class.
                  a. What is an Allowed Claim/Interest. As noted above a creditor or interest holder must first have an allowed claim or interest to have the right to vote. Generally, any Proof of Claim or interest will be allowed, unless a party in interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the Court, after notice and hearing, either overrules the objection or allows the claim of interests for voting purposes.
                  THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS June 4, 2001.
                  A creditor on interest holder may have an allowed claim or interest even if a Proof of Claim or interest was not timely filed. A claim is deemed allowed if (1) it is scheduled on the Debtor's Schedules and such claim is not scheduled as disputed, contingent or unliquidated; and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest.

                  b. What is an Impaired Claim/Interest.As noted above an allowed claim or interest only has the right to vote if it is in a class that is impaired under the Plan. A class is impaired if the Plan alters the legal, equitable or contractual rights of the members of the class. For example, a class comprised of general unsecured claims is impaired if the Plan fails to pay the members of the class 100 percent of their claim, plus interest.
                  In this case, the Proponent believes that Classes 1, 2, 3, 4, and 6 are impaired and that holders of claims in each of these classes are therefore entitled to vote to accept or reject the Plan. The Proponent believes that Classes 5 and 7 are unimpaired and that holders of claims in each of these Classes therefore do not have the right to vote to accept or reject the Plan. Parties who dispute the Proponent's characterization of their claim or interest as being impaired or unimpaired may file an objection to the Plan contending that the Proponent has incorrectly characterized the Class.
         3.         Who is Not Entitled to Vote.         The following four
types of claims are not entitled to vote: (1) claims that have been disallowed;
(2) claims in unimpaired classes; (3) claims entitled to priority pursuant to Code Sections 507(a)(1), (a)(2) and (a)(8); and (4) claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Code Sections 507(a)(1) and (a)(2) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

         4.         Who Can Vote in More Than One Class.          A creditor
whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim.
         5.         Votes Necessary to Confirm the Plan.          If impaired
classes exist, the Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cram-down" on non-accepting classes, as discussed later in Section (IV.A.8).
         6.         Votes necessary for a Class to Accept the Plan.        A
class of claims is considered to have accepted the Plan when more than one-half in number and at least two-thirds in dollar amount of the allowed claims that actually voted in favor of the Plan. A class of interests is considered to have accepted the Plan when at least two-thirds in amount of the allowed interest holders of such class that actually voted to accept the Plan.
         7. Treatment of Non-Accepting Classes.As noted above even if all impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the non-accepting classes are treated in the manner required by the Code. The process by which non-accepting classes are forced to be bound by the terms of the Plan, is commonly referred to as "cram-down". The Code allows the Plan to be "crammed down" on non-accepting classes of claims or interests if it meets all consensual requirements, except the voting requirements of Section 1129(a)(8), and if the Plan does not "discriminate unfairly" and is "fair and equitable' toward each impaired class that has not voted to accept the Plan as referred to in 11 U.S.C. 1129(b) and applicable case law.

         8. Request for Confirmation Despite Non-Acceptance by Impaired Class(es). The party proposing this Plan asks the Court to confirm this Plan by cram-down on impaired classes if any of these classes do not vote to accept the Plan.
B.       Liquidation Analysis.
         Another confirmation requirement is the "Best Interest Test", which requires a Liquidation Analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder is in an unimpaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.
         In a Chapter 7 case, a Chapter 7 Trustee usually sells the assets of the Debtor. Secured creditors are paid first from the sales proceeds of the properties on which the secured creditor has a lien. Administrative claims are paid next. Next, unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims. Finally, interest holders receive the balance that remains after all creditors are paid, if any.
         In order for the Court to be able to confirm this Plan, the Court must find that all creditors and interest holders who do not accept in the Plan will receive at least as much under the Plan as such holders would receive under a Chapter 7 liquidation. The Plan Proponent maintains that this requirement is met here for the following reasons: In the event of liquidation, the unsecured creditors would receive no dividend. Based upon the Plan the unsecured creditors are guaranteed a dividend of at least 45 percent, if they elect a cash payment. However, the stock of the Debtor has been trading between $.10 and $.15 per share. The creditors will be entitled to receive shares of stock rather than receive a payment of a 10 percent dividend, which would result in their ability to sell the shares of stock on the open market. Those creditors who receive the shares of stock will receive a cash dividend of $.20. Whether the unsecured creditors receive the shares of stock and the $.20 dividend or take the 45 percent dividend, the amount they will receive is in excess of the amount they would receive in a Chapter 7 litigation.
         Below is a demonstration, in Balance Sheet form, that all creditors and interest holders will receive at least as much under the Plan as such creditor or interest holder would receive under a Chapter 7 liquidation:
                                     Assets
         Personal Property:                                       $2,383,498.00
                                                                  --------------
         PLC Note                               $1,800,000.00
                  Less:
                  Lien - TEK Insight            $1,823,833.16
         Accounts receivable                    $  128,231.00
         Inventory                              $  215,469.00
                  Less:
                  Lien - Int'l Smart Sourcing   $  560,947.94
         Cash on hand                           $    82,972.00
         Trademarks                                  Unknown
                  Less:
                  Lien - Damon Testaverde       $1,000,000.00

         Total Net Assets after deducting liens                      $82,972.00
                                                                  --------------

                                   Liabilities
         Priority Claims:
                  Chapter 7 admin. expenses     $   30,000.00
                  Chapter 11 admin. expenses    $   95,500.00
                  Other priority claims:
                  State of New York, Dept of    $   17,223.87
                           Taxation
                  IRS                           $    7,500.00
                  State of New Jersey, Div.     $   10,536.41
                           of Employer accts
                  NY State, Dept of Labor       $  357,500.00

                  State of NJ, Div of Taxation  $   52,000.00
         Total priority claims:                                   $569,868.05
         Amount available for unsecured claims                    $0.00
                  (total assets minus priority claims)
         Total unsecured claims                                   $2,826,682.20
         Estimated dividend in Chapter 7                                 0%
                  (amount available - unsecured claims)

C.       Feasibility.
         Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.
         There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses that are entitled to be paid on such date. The Plan Proponent maintains that this aspect of feasibility is satisfied as illustrated here:
         Cash Debtor will have on hand by Effective Date            $282,000.00
         Minus:  To Pay: Administrative Claim                     - $ 95,500.00
                   To Pay: Statutory costs and charges            -       $0.00
                   To Pay: Other Plan pymt due on Effective Date  - $      0.00
         Balance after paying these amounts                         $184,500.00

The source of the cash Debtor will have on hand by the Effective Date, as shown above, are:
         Cash in DIP account now                                     $82,000.00
         Plus:    Additional cash DIP will accumulate from net   +        $0.00
                  earnings between now and Effective Date
                  Borrowing                                      +        $0.00
                  Capital Contributions                          +        $0.00
                  Other, purchase of shares by Damon Testaverde  +  $200,000.00
         Total                                                      $282,000.00

         The second aspect considers whether the Proponent will have enough cash over the life of the Plan to make the required Plan payments.

         The Proponent believes that this second aspect of the feasibility requirement is met for the following reasons: Damon Testaverde is depositing the $200,000.00 in an account for the funding of the Plan. The moneys will be available in the event the Plan is confirmed.
         In summary, the Plan proposes to pay $26,908.49 each quarter. As Debtor's financial projections demonstrate, Debtor will have an average cash flow, after paying operating expenses and post-confirmation taxes, of $65,707.50 each quarter for the first two years of the Plan. The final Plan payment is expected to be paid on or about January 1, 2006. The Plan Proponent contends that Debtor's financial projections are feasible in light of the profit margin for a traditional cosmetic company. The gross margin in year one is estimated at 60 percent. As discussed earlier, in the Disclosure Statement at Section (II.E.4), the Debtor has implemented procedures to decrease expenses.
         Accordingly, the Plan Proponent believes, on the basis of the foregoing, that the Plan is feasible.
                      V. EFFECT OF CONFIRMATION OF THE PLAN
A.       Discharge.
         ---------
         The Plan provides that upon confirmation of the Plan, the Debtor shall be discharged of liability for payment of debts incurred before confirmation of the Plan, to the extent specified in 11 U.S.C. 1141. However, any liability imposed by the Plan will not be discharged. If confirmation of the Plan does not occur, or if after confirmation or occurs, the Debtor elects to terminate the Plan, the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims against the Debtor or its estate or any other persons, or to prejudice in any manner the rights of the Debtor or its estate or any person in any further proceeding involving the Debtor or its estate. The provisions of the Plan shall

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be binding upon Debtor, all creditors and all equity interest holders regardless of whether such claims or equity interest holders are impaired, or whether such parties accept the Plan upon confirmation thereof.
B. Re-vesting of Property in the Debtor.
         Except as provided in the Plan, the confirmation of the Plan re-vests all of the property of the estate in the Debtor.
C.       Modification of the Plan.
         The Proponent may modify the Plan at any time before confirmation. However, the Court may require a new Disclosure Statement and/or re-voting on the Plan, if Proponent modifies the Plan before confirmation.
         The Proponent may also seek to modify the Plan at any time after confirmation so as (1) the Plan has not been substantially consummated; and (2) the Court authorizes the proposed modification after notice and a hearing. Proponent further reserves the right to modify the treatment of any allowed claims at any time after the Effective Date of the Plan upon the consent of the creditor whose allowed claim treatment is being modified so long as no other creditors are materially adversely affected.
D.       Post-Confirmation Conversion/Dismissal.
         A creditor or party in interest may bring a motion to convert or dismiss the case under Section 1112(b), after the Plan is confirmed, if there is a default in performance of the Plan, or if cause exists under Section 1112(b). If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate and that has not been disbursed pursuant to the Plan, will re-vest in the Chapter 7 estate,

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and the automatic stay will be re-imposed upon the re-vested property only to the extent that relief from the stay was not previously granted by the Court during this case.
         Quarterly fees pursuant to 28 U.S.C. 1930(a)(6) continue to be payable to the Office of the United States Trustee post-confirmation until such time as the case is converted, dismissed or closed pursuant to a Final Decree.

                                               AZUREL, LTD.


                                         BY:   _________________________________
                                              EDWARD ADAMCIK, V.P. of Operations
Dated: